Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-154173
Prospectus Addendum to the Prospectus dated October 10, 2008.
CAPITAL SECURITIES
of
Goldman Sachs Capital II
Goldman Sachs Capital III
Fully and unconditionally guaranteed by
The Goldman Sachs Group, Inc.
     You should read the accompanying prospectus supplement, which gives the specific terms of the offered capital securities issued by any of Goldman Sachs Capital II and Goldman Sachs Capital III (which we refer to as the “issuer trusts”) and related guarantees issued by The Goldman Sachs Group, Inc., together with the accompanying prospectus dated October 10, 2008 of The Goldman Sachs Group, Inc. and the issuer trusts. When you read the supplement with the specific terms of the offered capital securities and related guarantees, please note that all references in the supplement to the prospectus dated May 8, 2000, the prospectus dated June 25, 2001, the prospectus dated May 21, 2003, the prospectus dated February 6, 2004, the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006 or the prospectus dated July 16, 2008, or to any sections of those documents, should refer instead to the accompanying prospectus dated October 10, 2008, or to the corresponding section of that accompanying prospectus.
     The accompanying prospectus dated October 10, 2008 supersedes the prospectus dated May 8, 2000, the prospectus dated June 25, 2001, the prospectus dated May 21, 2003, the prospectus dated February 6, 2004, the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006 and the prospectus dated July 16, 2008.
     Goldman, Sachs & Co. will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the capital securities in market-making transactions.
     The capital securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Addendum dated October 10, 2008.